Exhibit 10.4

ASSET PURCHASE AGREEMENT

by and among

CARA THERAPEUTICS, INC.,

CARA ROYALTY SUB, LLC

and

VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA, LTD.,

dated December 17, 2024

-i-

(continued)

-ii-

(continued)

List of Annexes:

Annex A – Definitions

Annex B-1 – Transferred Patents

Annex B-2 – Transferred Trademarks

Annex B-3 – Transferred Copyrights

Annex B-4 – Transferred Domain Names

Annex C – Transferred Contracts

Annex D – Transferred Inventory

Annex E – Excluded Assets

Annex F-1 –Representatives of Sellers

Annex F-2 – Representatives of Purchaser

Annex F-3 – Third Party Introductions

Annex G – Bill of Sale and Assignment and Assumption Agreement

-iii-

(continued)

Page

Annex H – Knowledge of Sellers

Annex I – Patent Assignment Agreement

Annex J – Trademark Assignment Agreement

Annex K – Transferred Regulatory Filings

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2024 (the “Execution Date”), is made by and among Cara Therapeutics, Inc., a Delaware corporation (“Cara”) and Cara Royalty Sub, LLC, a Delaware limited liability company (“Royalty Sub”, and collectively with Cara, “Sellers” and each a “Seller”), and Vifor Fresenius Medical Care Renal Pharma, Ltd, a Swiss corporation (“Purchaser”). In this Agreement, Sellers and Purchaser are individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein (including in the recitals above) and not otherwise defined have the respective meanings set forth in Annex A hereto. Annex A further includes other definitions and rules of construction applicable to this Agreement.

RECITALS:

WHEREAS, Sellers are engaged in the Development of the IV Products in the Territory or control certain property rights relating to the Products;

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser desires to purchase from Sellers, following arms’-length good faith negotiations and at a price commensurate to their value, certain assets and rights comprising or associated with the Development, Manufacture and Commercialization of the Products, upon the terms and conditions hereinafter set forth;

WHEREAS, at the Closing, Sellers and Purchaser intend to enter into, or cause certain of their respective Affiliates to enter into, the Ancillary Agreements;

WHEREAS, in connection with the Transactions, as a condition and material inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Purchaser, Sellers and HCR have entered into that certain Letter Agreement, dated December 17, 2024 (the “HCR Letter Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Cara has entered into a stock merger transaction pursuant to that certain Agreement and Plan of Merger, dated December 17, 2024, by and among Cara, CT Convergence Merger Sub, Inc. and Tvardi Therapeutics, Inc. (the “Merger Agreement” and the transactions contemplated thereby, the “Reverse Merger”).

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
TRANSFERRED ASSETS; ASSUMED LIABILITIES

Section 1.01      General. Pursuant to the terms and subject to the conditions set forth herein and in the Implementation Agreements, Sellers hereby sell, transfer, assign, convey, grant and deliver to Purchaser, and Purchaser hereby purchases, acquires and accepts from Sellers, at the Closing, the Transferred Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume, discharge and perform all of the Assumed Liabilities.

Section 1.02      Transferred Assets. For purposes of this Agreement, the “Transferred Assets” means, collectively, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights (of every kind or nature, and whether or not reflected on the books or financial statements of the applicable Seller), free and clear of any Liens (other than Permitted Liens):

(a)             the Transferred Regulatory Filings;

(b)            all Intellectual Property owned, purported to be owned or otherwise controlled by Sellers or their Affiliates that is used, held for use or related to the Product Compound, the Products or the Business, including (i) the Patents set forth on Annex B-1 (the “Transferred Patents”), (ii) the Trademarks set forth on Annex B-2 (the “Transferred Trademarks”), (iii) the Copyrights set forth on Annex B-3 (the “Transferred Copyrights”), (iv) the Domain Names set forth on Annex B-4 (the “Transferred Domain Names”), and (v) the Transferred Know-How, in each case, together with the rights to (1) sue and recover damages and obtain equitable relief for past, present and future infringement, misappropriation, dilution or other violation thereof, (2) collect future royalties and other payments thereunder, (3) claim priority under the laws of any jurisdiction and/or under international conventions or treaties, (4) prosecute, register, maintain and defend such Intellectual Property before any public or private agency, office or registrar, (5) with respect to any Trademarks included therein, any and all goodwill appurtenant or attributable to the use of and symbolized by such Trademarks, and (6) to fully and entirely stand in the place of Sellers in all matters related thereto (collectively, the “Transferred IP”), provided that, for clarity, the Sellers Names and Marks do not constitute Transferred IP;

(c)            the Contracts set forth on Annex C hereto (the “Transferred Contracts”), including any amounts due or payable pursuant to a Transferred Contract for services or products to be delivered by the Business following the Closing;

(d)            the Product Files;

(e)            the Global Safety Database;

(f)            the tangible materials set forth in Annex D hereto, as may be updated pursuant to Section 2.02(a) (the “Transferred Inventory”); and

(g)            (i) all records, files, books and documents (“Books and Records”) (including for the avoidance of doubt, associated safety documentation pertaining to the Global Safety Database, all data stored in the SDTM, ADaM, SAS programs and outputs and all prosecution files, certificates, ribbon copies, litigation or prosecution files, notices and registrations and dockets pertaining to the Registered IP) in the possession or control of Sellers on the Closing Date, in such form as maintained by Sellers, that are primarily related to the Product Compound, Products and Business and (ii) copies of all Books and Records (including, for the avoidance of doubt, Tax Returns and related workpapers) that are related, but not primarily related, to the Product Compound, the Products and the Business, but excluding, in all cases, any and all Excluded Communications (the Books and Records set forth in clause (ii), the “General Books and Records” and, collectively, clauses (i) and (ii), the “Transferred Books and Records”).

Section 1.03      Excluded Assets. Nothing in this Agreement shall operate to transfer from Sellers, or create an obligation on Sellers, to transfer or have transferred any right, title or interest in or to any assets other than the Transferred Assets (the “Excluded Assets”) or create any Liability on the part of Purchaser with respect thereto. Purchaser agrees that anything to the contrary in this Agreement or any Ancillary Agreement notwithstanding, the Excluded Assets shall in all cases include:

(a)            any assets, properties, and rights of Sellers other than the Transferred Assets, including any cash, cash equivalents, checks, short term instruments, funds in time or demand deposits, marketable securities or any similar accounts;

(b)            the assets, properties, and rights set forth in Annex E;

(c)            the right under the Purchaser License Agreement to receive royalties for Licensed Product(s) (as defined in the Purchaser License Agreement) sold prior to the Closing Date, whether or not actually paid prior to the Closing Date (it being understood that the obligations of Purchaser accrued prior to the Closing under the Purchaser License Agreement, including the obligation to pay to Cara royalties for Licensed Product(s) (as defined in the Purchaser License Agreement) sold prior to the Closing Date, whether or not actually paid prior to the Closing Date, including the obligation to pay to Cara (in accordance with Section 6.09(a)), which shall remain liabilities of Purchaser);

(d)            the right under that certain License Agreement, dated as of October 15, 2020 by and between Cara and Purchaser (the “Vifor License Agreement”) to receive Cara’s share of Net Profit and Non-FMC Net Profit (both as defined in the Vifor License Agreement) for Licensed Product(s) (as defined in the Purchaser License Agreement) sold prior to the Closing Date, whether or not actually paid prior to the Closing Date (it being understood that the obligations of Purchaser accrued prior to the Closing under the Vifor License Agreement, including the obligation to pay to Cara (in accordance with Section 6.09(b)) its share of Net Profit and Non-FMC Net Profit (both as defined in the Vifor License Agreement) for Licensed Product(s) (as defined in the Purchaser License Agreement) sold prior to the Closing Date, whether or not actually paid prior to the Closing Date, which shall remain liabilities of Purchaser);

(e)            the Second Milestone Payment (as defined in the Original HCR PSA) accrued prior to the Closing, whether or not actually paid prior to the Closing;

(f)            without duplication, any amounts due and payable to either Seller under the Transferred Contracts prior to the Closing, whether or not actually paid prior to the Closing (except such amounts due or payable pursuant to a Transferred Contract for services or products to be delivered by the Business following the Closing and such services or products shall constitute Assumed Liabilities);

(g)            the Seller Names and Marks; and

(h)            the Excluded Communications.

Section 1.04      Assumed Liabilities. Purchaser agrees, effective at the Closing and from and after the Closing Date, to assume and discharge all of the Liabilities (other than the Retained Liabilities), solely to the extent resulting from the ownership of the Transferred Assets from and after the Closing (collectively, the “Assumed Liabilities”).

Section 1.05      Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, and regardless of whether such Liability is disclosed in this Agreement or any Ancillary Agreement or on any schedule or exhibit hereto or thereto, Sellers shall retain and be responsible for all Liabilities that are not specifically identified in Section 1.04 as Assumed Liabilities (collectively the “Retained Liabilities”), including all Liabilities of Sellers to the extent arising out of or relating to:

(a)            the Excluded Assets;

(b)            the Excluded Taxes;

(c)            the negotiation, preparation, investigation and performance of this Agreement and the Ancillary Agreements and the Transactions, including fees and expenses of counsel, accountants, consultants, advisers and others;

(d)            the Business and ownership of the Transferred Assets prior to the Closing, including any litigation, claim, assessment, action, suit, Proceeding, order, judgment, decree or investigation of any kind or nature initiated after the Closing Date with respect thereto;

(e)            the Transferred Contracts before the Closing, including (i) all accounts payable incurred or any invoices received prior to the Closing (except such accounts payable incurred or invoiced pursuant to a Transferred Contract for services or products to be delivered to the Business following the Closing and which shall constitute Transferred Assets) and (ii) all Liabilities to the extent resulting from any breach, default or violation (or action or omission that with or without the passage of time or the giving of notice or both would result in a breach, default or violation) of any Transferred Contract by Sellers prior to the Closing;

(f)            the Original HCR PSA;

(g)            any employee benefit plan program or arrangement sponsored or maintained by Sellers or their Affiliates on behalf of any employee, regardless of whether such Liabilities arise prior to or following the Closing Date;

(h)            the employment or service of any current or former employee of Sellers, including all Liabilities in respect of or relating to the failure to employ or engage, or termination of employment or service, of any current or former employee (e.g., all Liabilities for severance payments or benefits, gratuity payments, unpaid bonuses, commissions or similar incentive compensation, equity or equity-based compensation, unfunded or underfunded deferred compensation, underfunded pension liabilities, paid time off, and, in each case, the employer portion of any payroll, employment or similar Taxes due on the foregoing amounts);

(i)            any debt, loans or credit facilities of the Business; and

(j)            the Reverse Merger.

Article II
PURCHASE PRICE; CLOSING

Section 2.01      Consideration. In consideration for the purchase and sale of the Transferred Assets and the consummation of the Transactions:

(a)            Purchaser hereby agrees to (i) pay Cara at Closing, $900,000, as may be adjusted pursuant to Section 2.02 (such price as may be adjusted, the “Purchase Price”) by way of the set off contemplated in Section 2.01(b) and (ii) assume the Assumed Liabilities.

(b)            Sellers hereby agree to pay and deliver to Purchaser an amount equal to (i) $3,000,000 (the “Cost Reimbursement Fee”), to compensate Purchaser for the estimated incremental costs to be incurred by Purchaser as a result of the transfer of the Transferred Assets and assumption of the Assumed Liabilities minus (ii) the Purchase Price (the “Closing Payment”), by wire transfer of immediately available funds to the account designated by Purchaser at least three (3) Business Days prior to the Closing Date.

Section 2.02      Inventory Adjustment.

(a)            Not more than twenty (20) days and not less than fifteen (15) days prior to the Closing Date, Sellers shall deliver to Purchaser (i) a list of all services or products to be delivered to or used by the Business following the Closing pursuant to any Transferred Contract, including a copy of the corresponding invoice and (ii) an updated Signing Inventory List (the “Closing Inventory List”), setting forth the types and amounts of the Transferred Inventory that Sellers, reasonably and in good faith, expect to be the Transferred Inventory as of the Closing Date. Following Sellers delivery of the Closing Inventory List, at Purchaser’s option, Sellers shall help facilitate access for Purchaser or its Representatives to each site that stores such Transferred Inventory included on the Closing Inventory List.

(b)            In the event that either (i) the Closing Inventory List delivered by Sellers indicates or (ii) Purchaser, following its review of the Transferred Inventory pursuant to Section 2.02(a), reasonably determines that (a) more than three percent (3%) of the Transferred Inventory that is Product Compound API on the Closing Inventory List does not meet the Supply Quality Standard, the Purchase Price shall be reduced pro rata based on the noncompliant portion relative to the total value of the Product Compound API, or (b) less than 120,995 vials of the IV Product within the Transferred Inventory meet the Supply Quality Standard, the Purchase Price shall be reduced pro rata based on the noncompliant portion relative to the total value of the vials of IV Product within the Transferred Inventory (the Purchase Price as adjusted in accordance with (a) and (b), the “Pro Rata Purchase Price”). Sellers and Purchaser shall cooperate in good faith and endeavor to resolve any disputes regarding the Closing Inventory List or any Purchase Price reduction.

(c)            In the event that Sellers and Purchaser are unable to agree on the amount of any adjustment pursuant to Section 2.02(b) prior to the Closing Date, Purchaser and Sellers shall be required to consummate the Transactions at the Pro Rata Purchase Price; provided that such Pro Rata Purchase Price is not less than $450,000 and Sellers shall have the right to contest the Pro Rata Purchase Price post-Closing in accordance with the dispute resolution provisions of this Agreement.

Section 2.03      Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely by exchange of documents and signatures at 10:00 a.m. Eastern Time, on the second (2nd) Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII (other than any condition which by its nature is to be waived or satisfied at the Closing, but subject to the waiver or satisfaction of all such conditions), which date shall be referred to herein as the “Closing Date”.

Article III
TRANSFER OF ASSETS; FURTHER ASSURANCES

Section 3.01      Implementation Agreements. In order to implement their respective obligations to sell and purchase the Transferred Assets, the Parties shall enter into and perform their respective obligations under the Implementation Agreements (as applicable), and to implement the Transactions in accordance with the terms and conditions of this Agreement and the Ancillary Agreements.

Section 3.02      Third Party Consents. During the Pre-Closing Period, Sellers shall use their commercially reasonable efforts to give all notices to, and obtain all Consents required from the Persons set forth on Section 4.03 of the Seller Disclosure Schedule. If any such Consent or waiver to any Contract is not obtained prior to the Closing, from and after Closing, Purchaser and Sellers (and their applicable controlled Affiliates) shall cooperate (each at its own expense) in any lawful and commercially reasonable arrangement proposed by Purchaser under which Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any applicable Contract or Law) the rights and benefits and assume the costs, liabilities and obligations with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.

Section 3.03      Transition Planning; Operational Readiness.

(a)            Sellers and Purchaser shall use their reasonable best efforts to cause the following actions (collectively, the “Transition Steps”) to be completed as promptly as practicable, and in any event, prior to Closing:

(i)            Sellers to reasonably assist Purchaser, at Purchaser’s request and cost for any reasonable and documented expenses, in connection with Purchaser’s reasonable preparation of Intellectual Property litigation or other patent challenges with respect to the Transferred Patents, including by making Sellers’ counsel available, at Purchaser’s request and cost for any reasonable and documented expenses, to provide an overview of contributions by, and any ongoing prosecution and defense obligations of, each inventor of the Transferred Patents; provided that in no event shall Sellers incur expenses to be reimbursed by Purchaser pursuant to this paragraph in excess of $100,000 without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) which, once obtained, will permit Sellers to incur additional expenses to be reimbursed by Purchaser in increments of $100,000 (with each subsequent increment being subject to Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed)); provided, further, that Sellers shall be required to provide assistance to Purchaser pursuant to this paragraph unless Purchaser has not consented to reimburse expenses reasonably necessary in connection with providing such assistance;

(ii)            Sellers to provide a written overview, in reasonable detail, of all commitments made to the FDA, if any, and of all ongoing and planned FDA submissions, in each case with respect to the IV Product;

(iii)            Sellers and Purchaser to cooperate to prepare a plan, in reasonable detail, to facilitate the transfer of the Transferred Books and Records from Sellers to Purchaser at Closing;

(iv)           Sellers to provide Purchaser with copies of the following Transferred Books and Records (which shall in all cases, for the avoidance of doubt, exclude Excluded Communications):

(A)            all material documents and communications exchanged with the FDA with respect to the IV Product;

(B)            documentation related to the Transferred Patent, including copies of lab notebooks, reports, presentations and other documents that document the conception and reduction of the Transferred Patents pertaining to the IV Product;

(C)            all development and good manufacturing practice documentation required to support European Union and U.S. Product filings, including the chemistry, manufacturing and control documents used for regulatory filings and raw data;

(D)            the most recent audit reports from the counterparties listed on Section 3.03(a)(iv)(D) of the Seller Disclosure Schedule;

(E)            the two (2) most recent Annual Product Quality Reviews, covering drug substance and drug product testing, along with a reasonably detailed list of batches manufactured during the period not covered by the Annual Product Quality Reviews, including date of manufacture, the quantity (in units) manufactured and the disposition statement; and

(F)            all batch related documentation for batch 00013, 00014 and 00015 (including an executed master batch record, certificate of analysis, deviation and out of specification report, if applicable).

(b)            Promptly following the Execution Date, Purchaser and Sellers shall establish a transition planning team (the “Transition Committee”), composed of (i) representatives of Sellers set forth on Annex F-1 to the extent then currently employed by the Sellers and (ii) representatives of Purchaser set forth on Annex F-2, which Transition Committee shall use reasonable best efforts to implement the Transition Steps. Prior to Closing, the Transition Committee shall use their reasonable best efforts to meet once per week and shall discuss the status of the Transition Steps and status of the transition and integration planning.

(c)            From and after the Execution Date, Sellers shall, upon Purchaser’s request, introduce Purchaser or its Affiliates to the Third Parties set forth on Annex F-3, and any other suppliers, vendors, customers, distributors or counterparties that may be necessary or beneficial to transferring the ownership of the Transferred Assets. Sellers shall use commercially reasonable efforts to facilitate meetings, discussions, or other communications between Purchaser and such counterparties, including by arranging introductions and sharing relevant contact information.

(d)            During the Pre-Closing Period, each of the Parties shall use their reasonable best efforts to negotiate and document the Transfer Letters.

Section 3.04      Wrong Pockets; Further Assurances.

(a)            In the event any of the Parties discovers after the Closing that it, or its controlled Affiliates, is the owner of, receives or otherwise comes to possess any asset or is liable for any Liability that is allocated to any other Party in accordance with this Agreement, such Party shall, or shall cause its controlled Affiliates to, promptly cause such asset or Liability to be transferred and delivered to the Party so entitled or obligated thereto in accordance with this Agreement (and the Party so entitled or obligated will accept such asset or assume such Liability).

(b)            Other than as may be expressly limited by any other provision of this Agreement, the Parties agree to use reasonable best efforts to take, or cause to be taken all action necessary and proper to the extent permitted under applicable Law, to consummation and make effective the Transactions. From and after the Closing, without additional consideration, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as may be required or reasonably requested by the other Party to consummate and give effect to the Transactions. Each Party undertakes to execute and deliver all other papers, agreements, documents and instruments that are reasonably necessary to fulfill the purpose of this Agreement.

Article IV
REPRESENTATION AND WARRANTIES OF SELLERS

Except (a) as set forth in the disclosure schedules of Sellers (the “Seller Disclosure Schedule”), each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the subsection of this Article IV to which it relates (unless to the extent the relevancy to other representations and warranties is apparent on the face of such disclosure) or (b) as disclosed in the forms, documents, statements and reports, including any amendments, supplements or modifications thereto (but excluding any disclosures set forth in any “risk factors” section and any “forward looking statements” in any other section), publicly filed with, or furnished to the Securities and Exchange Commission (the “SEC”) by Cara from and after January 1, 2024 and available on the SEC’s Electronic Data Gathering and Retrieval System; provided that any matters to be disclosed with respect to any Fundamental Representation must be identified with specific disclosure in the respective sections of the Seller Disclosure Schedule, Sellers jointly and severally hereby represent and warrant to Purchaser as follows:

Section 4.01      Organization; Standing; Power.

(a)            Each Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each Seller has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold the Transferred Assets and to conduct the Business as currently conducted.

(b)            Each Seller is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary except any such qualification that would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Transferred Assets.

(c)            Except for Royalty Sub, Cara has no other Affiliates.

Section 4.02      Authority; Execution and Delivery; Enforceability. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the Transactions. Each Seller has taken all corporate action required pursuant to its organizational documents and applicable Law to authorize (a) the execution and delivery of this Agreement and (b) subject only to either (i) consummation of the Reverse Merger or (ii) receipt of the Requisite Shareholder Approval, the execution and delivery of each of the Ancillary Agreements to which it will be a party and the consummation of the Transactions. Each Seller has duly executed and delivered this Agreement and, prior to the Closing, each Seller will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and, as of the Closing, each such Ancillary Agreement will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

Section 4.03      No Conflicts; Governmental Approvals.

(a)            The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it is a party, or is contemplated to be a party, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) violate any provision of such Seller’s organizational documents, (ii) violate any Judgment or Law applicable to such Seller or the Transferred Assets, or (iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the Consent of, or the giving of notice to, any other Person under any Business Contract, except, with respect to clauses (ii) and (iii), any such violation or conflict that would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Transferred Assets.

(b)            No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Sellers in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transaction, other than those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Transferred Assets.

Section 4.04      Litigation. As of the Execution Date, there are no Proceedings pending against or, to the Knowledge of Sellers, threatened in writing (or otherwise) against or by Sellers. Sellers are not subject to any outstanding order, writ, injunction, judgment or decree issued by any court or quasi-judicial or administrative agency of any Governmental Authority with respect to the Business, the Transferred Assets or the Assumed Liabilities. There is no pending amount to be paid, either to or by Sellers, with respect to any settled or adjudicated Proceeding with respect to the Business, the Transferred Assets or the Assumed Liabilities.

Section 4.05      Compliance with Laws; Regulatory Matters.

(a)            (i)  Sellers are, and have been since January 1, 2021, in material compliance with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to Sellers, (ii) Sellers have not received any written or, to the Knowledge of Sellers, oral notice alleging any material noncompliance by any Seller with respect to any such Law and (iii) Sellers have not received any written, to the Knowledge of Sellers, oral notice of any investigation by any Governmental Authority regarding an alleged violation of any such Law.

(b)            (i) Sellers have not received any adverse communication from any Governmental Authority directly relating to the Product Compound or IV Product or the facilities in which the Product Compound or IV Product is manufactured that has not been fully resolved, including any FDA Form 483 or warning letters directly relating to the Product Compound or IV Product or the facilities in which the Product Compound or IV Product is manufactured or any “Notices of Adverse Findings” from the FDA or similar notices from other Governmental Authority with respect to the Product Compound or IV Product, (ii) there has not been any recall, field correction, market withdrawal or replacement (whether voluntary, involuntary or actual) or other notice of action relating to any alleged lack of safety, efficacy or regulatory compliance concerning the Product Compound or IV Product conducted by or on behalf of Sellers or, to the Knowledge of Sellers, threatened in writing product liability or warranty claim and (iii) no Product Compound or IV Product has been discontinued, suspended or seized due to safety concerns. To the Knowledge of Sellers, there are no facts existing that would be reasonably likely to result in (i) any product recall, field correct or market withdrawal or replacement or other notice of action relating to any alleged lack of safety, efficacy or regulatory compliance concerning the Product Compound or IV Products, (ii) any change in labeling of the Product Compound or IV Products due to safety or efficacy concerns or (iii) termination or suspension of marketing or testing of the Product Compound or IV Products, in each case of the foregoing clauses (i) through (iii), except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Transferred Assets.

(c)            All Transferred Regulatory Filings are valid and in full force and effect. To the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of Transferred Regulatory Filings.

Section 4.06      Contracts.

(a)            Section 4.06(a) of the Seller Disclosure Schedule sets forth each Contract to which either Seller is a party primarily relating to the Business or the Transferred Assets, other than Contracts with respect to Overhead and Shared Services (the “Business Contracts”). Sellers have made available to Purchaser true, correct and complete copies of each of the Business Contracts, including all amendments, ongoing statements of work, exhibits and schedules thereto.

(b)            With respect to the Transferred Contracts, (i) Sellers have not received any written, or to the Knowledge of Sellers, oral notice of any default or event that (with due notice or lapse of time or both) would constitute a default by any Seller under any Transferred Contract (ii) each Transferred Contract is a legal, valid and binding obligation of any Seller and is in full force and effect (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), (iii) to the Knowledge of Sellers, no other party to any Transferred Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Transferred Contract, (iv) to the Knowledge of Sellers, Sellers have not provided or received any notice of any intention to terminate any Transferred Contract or any indication of unwillingness by any party to a Transferred Contract to contract with Purchaser or (v) no material waiver has been granted by any Seller or any of the other parties thereto under any Transferred Contract. Sellers have made available to Purchaser true, correct and complete copies of each of the Transferred Contracts, including all amendments, ongoing statements of work, exhibits and schedules thereto.

(c)            The Transferred Contracts do not contain (A) any covenant limiting the freedom of the Sellers to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provision or marketing or distribution rights related to any products or territory, (C) any exclusivity provision, (D) any agreement to purchase minimum quantity of goods or services, or (E) any material non-solicitation provision applicable to the Sellers.

Section 4.07      Title and Sufficiency of Assets.

(a)            Except with respect to Transferred IP (which is the subject of Section 4.09(b)), the applicable Seller has good and valid title to, or a valid leasehold interest in, or valid contract rights in and the right to transfer (or cause the transfer of) all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens). Other than this Agreement, none of Sellers nor any of their Affiliates is a party to any option, warrant, purchase right or other Contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any Transferred Asset. Upon the consummation of the Transactions, Purchaser will acquire sole ownership of all of Transferred Assets, free and clear of all Liens (other than (i) Liens imposed or granted by Purchaser or its Affiliates and (ii) Permitted Liens).

(b)            Except with respect to Transferred IP (which is the subject of Section 4.09(d)), the Transferred Assets, together with (i) the rights, assets and services provided or granted to Purchaser under this Agreement and the Ancillary Agreements, (ii) the employees, real property and general corporate, finance and support services (including quality, pharmacovigilance and supply chain management services) and similar overhead functions provided by Seller and its Affiliates to the Business prior to the Closing, (iii) Overhead and Shared Services, and (iv) the assets listed in Section 4.07(b) of the Seller Disclosure Schedules, (A) constitute all of the assets (tangible or intangible) and rights that are necessary for or used in the Business as currently conducted by Sellers and, (B) to the Knowledge of Sellers, sufficient to enable Purchaser, immediately following the Closing, to continue the Development, Manufacture, and Commercialization of the Product Compound or IV Products, in each case, in substantially the same manner as currently conducted by Sellers.

Section 4.08      Transferred Inventory.

(a)            Section 4.08(a) of the Seller Disclosure Schedule sets forth, as of the Execution Date, the types and amounts of the Transferred Inventory and their respective quantities (the “Signing Inventory List”).

(b)            As of the Execution Date, all Transferred Inventory reflected on the Signing Inventory List meets the Supply Quality Standard.

(c)            NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE TRANSFERRED INVENTORY SET FORTH IN ANNEX D-2 ARE TRANSFERRED TO PURCHASER ON AN “AS-IS” BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.09      Intellectual Property

(a)            Section 4.09(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Registered IP and all material unregistered Trademarks included in the Transferred IP as of the date hereof, including for each, jurisdiction of registration (or issuance) and registration (or issuance) or application number. With respect to each item of Registered IP: except for the items of Registered IP that are abandoned or expired or have been rejected, in each case, as set forth in Section 4.09(a) of the Seller Disclosure Schedule, (1) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property and recording and perfecting its ownership by the Sellers; and (2) except for the items of Registered IP that are abandoned or expired or have been rejected, in each case, as set forth in Section 4.09(a) of the Seller Disclosure Schedule, each such item is subsisting and unexpired, and to the Knowledge of Sellers, valid and enforceable.

(b)            Sellers are the sole and exclusive owners of all right, title and interest in and to the Transferred IP (including the Registered IP), free and clear of all Liens, other than Permitted Liens.

(c)            Section 4.09(c) of the Seller Disclosure Schedule sets forth a list of any Contract under which (i) any license or right (including any covenant not to sue or assert or any option to any of the foregoing) is granted by either Seller under any of the Transferred IP (other than non-exclusive licenses granted by either Seller to its suppliers, contract manufacturers, service providers and distributors for their provision of services to the Business), (ii) either Seller receives any license or right (including any covenant not to sue or assert or any option to any of the foregoing) under any Intellectual Property of a Third Party used in connection with the Business or Products (other than non-exclusive licenses for commercially available, non-customized, “off-the-shelf” software in object code form), or (iii) either Seller is a party to any settlement or co-existence agreements relating to the Transferred IP, the Products, or the Business (collectively, clauses (i)-(iii), the “IP Contracts”).

(d)            The Transferred IP, together with the rights granted to Sellers under the IP Contracts, constitutes all of the material Intellectual Property that is used in or held for use for the Product or used in or held for use, or necessary for the operation of the Business as currently conducted by the Sellers, and Purchaser will own or have a sufficient right to use all such Intellectual Property in substantially the same manner after the Closing, subject to any licenses granted to Third Parties in respect of the Transferred IP; provided that the items of Registered IP that are abandoned or expired or have been rejected, in each case, as set forth in Section 4.09(a) of the Seller Disclosure Schedule are not used for the Product, or used or necessary for the operation of the Business as currently conducted by the Sellers.

(e)            Neither Seller is a party to any license or similar Contract under which it has granted a license or other rights to any Third Party in respect of the Product Compound or the Product which would conflict in any material respect with the rights being conveyed to Purchaser under this Agreement. The Transferred IP and the IP Contracts are transferrable and assignable to Purchaser without restriction and without payment of any kind to any Third Party, other than payments required in the ordinary course of business under any IP Contract or administrative fees payable to the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world.

(f)            To the Knowledge of Sellers, (i) the conduct of the Business as currently conducted does not infringe, misappropriate, or otherwise violate, and has not for the last six (6) years prior to the date hereof, infringed, misappropriated, or otherwise violated, in any material respect, the Intellectual Property of any Third Party in the Territory; and (ii) for the last six (6) years prior to the date hereof, there are no and have not been any Proceedings pending before any Governmental Authority against any Seller or threatened in writing against any Seller concerning the matters described in Section 4.09(f)(i) or challenging the validity, enforceability, ownership, scope or use of the Transferred IP. No legal opinion concerning or with respect to any Intellectual Property of a Third Party relating to the Products, including any freedom to operate, product clearance, patentability, validity or right to use opinion, has been delivered to Sellers.

(g)            (i) To the Knowledge of Sellers, no Third Party is infringing, misappropriating, or otherwise violating any of the Transferred IP; and (ii) for the last six (6) years prior to the date hereof, there are no and have not been any Proceedings pending against any of the Sellers before any Governmental Authority or threatened in writing by Sellers, to the extent relating to the Business, alleging the matters described in Section 4.09(g)(i) or challenging the validity, enforceability, ownership, scope or use of Intellectual Property of any Third Party.

(h)            Sellers have taken commercially reasonable measures to establish and preserve their ownership of, and rights in, the Transferred IP, including by obtaining written agreements with present tense assignments of Intellectual Property from current and former employees, consultants and contractors of either Seller, as applicable, who contribute or have materially contributed to the creation, invention or development of Intellectual Property for or on behalf of the Products or the Business, and with respect to the Transferred Patents, such written agreements have been duly recorded in the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world wherein it would be necessary or advisable, as determined by the Sellers in their commercially reasonable judgement, to document such assignment.

(i)            No Governmental Authority, university, educational institution or research center contributed any funding, personnel or other resources in connection with the creation, invention or development of any Intellectual Property for or on behalf of the Business or has any claim or interest in or to the same.

(j)            To the Knowledge of Sellers, each individual associated with the filing and prosecution of the Transferred Patents covering the IV Product has complied in all material respects with all applicable duties of candor and good faith in dealing with the United States Patent and Trademark Office or equivalent authority or registrar, including any duty to disclose all information known by such inventors to be material to the patentability of the Transferred Patents that cover the IV Product (including any relevant prior art), in each case, in those jurisdictions where such duties exist. To the Knowledge of Sellers, there is no Person who has claimed in writing to be an inventor of any of the Transferred Patents that cover the IV Product and who is not named as an inventor on the applicable Transferred Patent.

(k)            Sellers have taken reasonable measures to (i) maintain the material Transferred IP (except for the items of Registered IP that are abandoned or expired or have been rejected, in each case, as set forth in Section 4.09(a) of the Seller Disclosure Schedule) and (ii) protect and preserve the confidentiality of all material Know-How included in the Transferred IP and, to the extent relating to the Business, Know-How of any third party that has provided such Know-How to Sellers subject to confidentiality obligations. No Seller has disclosed to any Person (including any employees, contractors or consultants) any such Know-How except under a confidentiality agreement or other legally binding confidentiality obligation and, to the Knowledge of Sellers, there has not been any breach by any party to any such confidentiality agreement.

Section 4.10      Global Safety Database; Data Privacy and Security.

(a)            The Global Safety Database operate and perform in all material respects in accordance with its documentation and functional specifications and otherwise as required in connection with its operations as used in the Business.

(b)            Sellers have, in connection with the Business, implemented commercially reasonable backup and disaster recovery measures, reasonably consistent with industry practices, and have taken commercially reasonable actions designed to protect the integrity, continuous operation and security of (i) the Transferred Assets (including data stored therein) and (ii) all Personal Data Processed by the Sellers to the extent relating to the Business.

(c)            To the Knowledge of Sellers, there has been no material misuse, unauthorized intrusion or breach of the security of the Transferred Assets nor any material loss, theft, or unauthorized or unlawful corruption, access to, or Processing (including through a ransomware attack) of Personal Data Processed by or on behalf of the Sellers to the extent relating to the Business.

(d)            Sellers, and the Processing by them or on their behalf of any Personal Data, in each case, to the extent relating to the Business, is, and at all times in the last three (3) years has been, in material compliance with all applicable Privacy Requirements. To the extent relating to the Business, there have been no written complaints, claims or warning received by any Seller from a Governmental Authority in respect of any Processing of Personal Data by or on behalf of Sellers. To the extent relating to the Business, no written notice of enforcement or investigation, or prohibition or audit requests have been served on any Seller in relation to the Processing of Personal Data and, to the Knowledge of Sellers, no fact or circumstance exists which would reasonably be expected to give rise to any such notice or audit request.

Section 4.11      Tax.

(a)            All material Tax Returns required to be filed with respect to the Transferred Assets or the Assumed Liabilities have been timely filed and all such Tax Returns are accurate and complete in all respects. All material Taxes required to be paid with respect to the Transferred Assets or the Assumed Liabilities (whether or not shown as due on such Tax Returns) have been timely paid in full. Neither Seller is the beneficiary of any extension of time within which to file any Tax Return with respect to the Transferred Assets or the Assumed Liabilities.

(b)            No claim has ever been made by a Governmental Authority in a jurisdiction in which either Seller does not file a Tax Return of a particular type that any Seller is or may be subject to Tax of such type by that jurisdiction with respect to the Transferred Assets and the Assumed Liabilities.

(c)            There are no liens for Taxes on any of the Transferred Assets (other than liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, and, in each case, for which adequate reserves have been specifically established).

(d)            No Proceeding in respect of Taxes is in progress or pending that relates to the Transferred Assets or the Assumed Liabilities, and no such Proceeding has been threatened against Sellers in writing (or, to the Knowledge of Sellers, otherwise).

(e)            No deficiencies for any Taxes have been proposed, asserted, threatened or assessed against by any Taxing Authority with respect to the Transferred Assets or the Assumed Liabilities that have not been paid, resolved or settled in full.

(f)            Sellers have complied with all Laws relating to the payment and withholding of Taxes, and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws, in each case, to the extent related to the Transferred Assets or the Assumed Liabilities.

(g)            Sellers have collected all material sales and use taxes required to be collected, and has remitted such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates, to the extent relating to the Transferred Assets or the Assumed Liabilities.

(h)            Sellers have complied in all material respects with all information reporting and record-keeping requirements with respect to the Transferred Assets and the Assumed Liabilities required by any U.S. federal, state, local or non-U.S. Tax Law.

(i)            Sellers have no material Liability under any escheat or abandoned or unclaimed property laws with respect to the Transferred Assets.

(j)            No Seller (or other Person treated as selling assets hereunder) is not a “United States Person” within the meaning of Code Section 7701(a)(30).

Section 4.12      Sufficiency of Funds. Sellers (a) have, as of the Execution Date, and at the Closing will have, sufficient cash available to pay the Cost Reimbursement Fee and any expenses incurred by Sellers in connection with the Transactions, (b) at the Closing will have the resources and capabilities (financial or otherwise) to perform their obligations under this Agreement and the Ancillary Agreements and (c) have not incurred any obligation, commitment, restriction or Liability of any kind, which would materially impair or adversely affect such resources or capabilities.

Section 4.13      Brokers. No broker, finder or investment banker who has acted on behalf of Sellers is entitled or will become entitled to any brokerage, finder’s or other fee or commission from Purchaser in connection with the Transactions based upon arrangements made by or on behalf of Sellers.

Section 4.14      No Outside Reliance; No Other Representations and Warranties. In connection with the execution of this Agreement, Sellers agree that, except for the representations and warranties set forth in Article V, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, neither Purchaser nor any Representative of Purchaser makes, and Sellers acknowledge that it has not relied upon or otherwise been induced by, (a) any other express or implied representation or warranty, whether written or oral, or (b) any other information provided or made available to Sellers in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Sellers or Sellers’ Representatives in written form.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 5.01      Organization; Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Switzerland.

Section 5.02      Authority; Execution and Delivery; Enforceability. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the Transactions. Purchaser has taken all corporate action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement, and, prior to the Closing, Purchaser will have taken all corporate action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the consummation of the Transactions. Purchaser has duly executed and delivered this Agreement and, prior to the Closing, Purchaser will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and, as of the Closing, each such Ancillary Agreement will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

Section 5.03      No Conflicts; Governmental Approvals.

(a)            The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, or is contemplated to be a party, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) violate any provision of Purchaser’s organizational documents, (ii) violate any Judgment or Law applicable to Purchaser or its properties or assets, or (iii) conflict with or result in the breach of any Contract to which Purchaser is a party, except, with respect to clauses (ii) and (iii), any such violation or conflict that would not reasonably be expected, individually or in the aggregate, to material delay, materially impede or prevent Purchaser from consummating the Transactions.

(b)            No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transaction, other than those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to material delay, materially impede or prevent Purchaser from consummating the Transactions.

Section 5.04      Litigation. As of the Execution Date, there are no Proceedings pending, or to the knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates that, in any case, would reasonably be expected, individually or in the aggregate, to material delay, materially impede or prevent Purchaser from consummating the Transactions. Neither Purchaser nor any of its Affiliates is party or subject to or in default under any unsatisfied Judgment, other than such Judgments or defaults that would not reasonably be expected, individually or in the aggregate, to material delay, materially impede or prevent Purchaser from consummating the Transactions.

Section 5.05      Sufficiency of Funds. Purchaser (a) has, as of the Execution Date, and at the Closing will have, sufficient cash available to pay in cash the Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, (b) at the Closing will have the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and the Ancillary Agreements and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, which would materially impair or adversely affect such resources or capabilities.

Section 5.06      Brokers and Finders. No broker, finder or investment banker who has acted on behalf of Purchaser is entitled or will become entitled to any brokerage, finder’s or other fee or commission from Sellers in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 5.07      No Outside Reliance; No Other Representations and Warranties. In connection with the due diligence investigation of the Transferred Assets, the Assumed Liabilities and the Business by Purchaser, Purchaser agrees that, except for the representations and warranties set forth in Article IV, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, neither Sellers nor any Representative of Sellers makes, and Purchaser acknowledges that it has not relied upon or otherwise been induced by, (a) any other express or implied representation or warranty, whether written or oral, or (b) any other information provided or made available to Purchaser in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Purchaser or Purchaser’s Representatives in written form, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any Transferred Asset. Without limiting the foregoing, Purchaser further agrees that Purchaser has made its own investigation of the Transferred Assets and Assumed Liabilities. Purchaser agrees that no representation or warranty is made as to the accuracy or completeness of any information provided to Purchaser, except to the extent any such representation or warranty is made in Article IV.

Article VI
ADDITIONAL COVENANTS

Section 6.01      Conduct of Business.

(a)            During the Pre-Closing Period, except as (i) set forth on Section 6.01(a) of the Seller Disclosure Schedule, (ii) required by applicable Law or any Business Contract, (iii) consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (iv) otherwise expressly contemplated by the terms of this Agreement, Sellers shall:

(i)            maintain and preserve the Transferred Assets in substantially the same condition as they were on the Execution Date, subject to ordinary wear and tear and immaterial casualty, including managing the Transferred Inventory in the Ordinary Course of Business;

(ii)            operate the Business in the Ordinary Course of Business;

(iii)            comply in all material respects with each of the Transferred Contracts;

(iv)            maintain the Transferred Books and Records in the Ordinary Course of Business; and

(v)            comply in all material respects with all Laws applicable to the operation of the Business and the Transferred Assets.

(b)            Without limiting the generality of the foregoing, during the Pre-Closing Period, except as (i) set forth on Section 6.01(b) of the Seller Disclosure Schedule, (ii) required by applicable Law or any Business Contract, (iii) consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (iv) otherwise expressly contemplated by the terms of this Agreement, Sellers shall not:

(i)            sell, lease, license, remove or otherwise dispose of, or enter into a Contract to sell, lease, license, remove or otherwise dispose of, any Transferred Assets, (other than with respect to Transferred IP, which is the subject of Section 6.01(b)(ii)) in each case, other than sales of inventory pursuant to existing Contracts in the Ordinary Course of Business;

(ii)            (A) sell, assign, encumber, fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any Transferred IP or (B) grant to any Third Party any license, or enter into any covenant not to sue with respect to, any material Transferred IP, except, solely in the case of this clause (B), non-exclusive licenses of Intellectual Property granted to customers or service providers in the Ordinary Course of Business;

(iii)            suffer nor permit the imposition of any Lien, other than a Permitted Lien, upon the Transferred Assets;

(iv)            amend, modify, renew, extend, terminate or grant any release or relinquishment of any material right under any Transferred Contract, except for automatic renewals or extensions of Transferred Contracts that do not require delivery of notice or execution of any document by such Seller;

(v)            enter into any Contract related to the Transferred Assets or Assumed Liabilities, other than entry into statements of work under existing Transferred Contacts in the Ordinary Course of Business (which, for the avoidance of doubt shall be provided to Purchaser in accordance with Section 2.02(a)(i)) or Contracts that shall be terminated at or prior to the Closing without ongoing obligations to the Sellers and that do not otherwise adversely impact the Transferred Assets or Assumed Liabilities;

(vi)            make any capital expenditures or incur, assume or guarantee any Liability that, in each case, would constitute an Assumed Liability;

(vii)            settle, pay, discharge or satisfy any Proceeding relating to a Transferred Asset or Assumed Liability or the Business;

(viii)            (A) make, change or rescind any material election relating to Taxes, (B) settle or compromise any claim relating to Taxes, (C) file or amend any Tax Returns relating to material Taxes, (D) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Returns relating to material Taxes or claims for material Taxes or (E) enter into any closing agreement with any Taxing Authority with respect to material Taxes, in each case in relation to, or otherwise with an impact on, the Transferred Assets or Assumed Liabilities; or

(ix)            agree or commit to do any of the foregoing.

(c)            Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the operations of Sellers, and nothing contained in this Agreement is intended to give Sellers, directly or indirectly, the right to control or direct Purchaser’s operations. Prior to the Closing, each of Purchaser and its Affiliates, on the one hand, and Sellers, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

Section 6.02      Access to Information.

(a)            During the Pre-Closing Period, Sellers shall afford to Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to (i) the Transferred Assets, (ii) senior management of the Business, (iii) the books and records of Sellers to the extent relating to the Transferred Assets and the Assumed Liabilities (including, for the avoidance of doubt, any Tax Returns for any Pre-Closing Tax Periods or related workpapers) and (iv) any other information concerning or otherwise reasonably relating to the Transferred Assets and the Assumed Liabilities as Purchaser or its Representatives may reasonably request in furtherance of the consummation of the Transactions (including, for the avoidance of doubt, the actions contemplated by Section 3.03); provided, however, that, subject to Section 2.02, such access to documentary or certain informational requests may be provided through an electronic data room; provided, further, however, that any such access shall be afforded subject to the Confidentiality Agreement and at such times and in a manner that does not unreasonably interfere with or disrupt the normal operation of Business or any other operations of Sellers. Subject to the actions contemplated by Section 3.03, all requests for information made pursuant to this Section 6.02(a) shall be directed to such Person or Persons set forth on Section 6.02(a) of the Seller Disclosure Schedule or as may be otherwise designated by Sellers, and, other than in the ordinary course of business unrelated to the Transactions, Purchaser shall not directly or indirectly contact any officer, director, employee, agent or other Representative of Sellers or any of its respective Affiliates without the prior approval of such designated Person(s). Subject to the actions contemplated by Section 3.03, during the Pre-Closing Period, Purchaser agrees that neither it nor any of its Affiliates or Representatives is authorized to contact, and Purchaser shall not, and shall cause its Affiliates and Representatives not to, contact, any licensor, competitor, supplier, distributor or customer of Sellers or any of their respective Affiliates with respect to the Transferred Assets, the Assumed Liabilities, this Agreement or the Transactions, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), except for any such contact made in the ordinary course of business and unrelated to the Transactions. Neither the auditors and independent accountants of Sellers or any of their respective Affiliates, on the one hand, nor the auditors and independent accountants of Purchaser and its respective Affiliates, on the other hand, shall be obligated to make any work papers available to any Person under this Agreement, unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so requested by Sellers, Purchaser shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with Seller or its Affiliates with respect to any information to be provided to Purchaser pursuant to this Section 6.02(a).

(b)            From and after the Closing Date until the fourth (4th) anniversary of the Closing Date, subject to the confidentiality obligations set forth in Section 9.15, Purchaser shall and shall cause its Affiliates to, on the one hand, and Sellers shall, and shall cause their Affiliates to, on the other hand, grant to the other such access, upon reasonable prior notice during normal business hours, to financial records and other information in their possession related to the Transferred Assets and the Assumed Liabilities and such cooperation and assistance in each case as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange and financial reporting requirements or as may be reasonably necessary in respect of any Proceeding (and the defense, appeal or settlement thereof) or any insurance matter (other than in connection with any Proceeding between or among the Parties or their respective Affiliates arising out of the Transactions, with respect to which applicable rules of discovery shall apply). Notwithstanding the forgoing, no Party shall not have any obligation pursuant to this Section 6.02(b) to make available to the other Party or provide the other Party with any documents, records or information that, in the opinion of such Party, are commercially sensitive. Purchaser and Sellers shall promptly reimburse the other for such other Party’s reasonable out-of-pocket expenses associated with requests made by such first Party under this Section 6.02(b), but no other charges shall be payable by the requesting Party to the other Party in connection with such requests. Any access afforded pursuant to this Section 6.02(b) shall be at such times and in a manner that does not unreasonably interfere with or disrupt the normal operation of the Party providing such access.

(c)            Except as otherwise specified herein, Purchaser acknowledges and agrees that (i) certain records may contain information relating to Sellers or their Affiliates, other than with respect to the Transferred Assets and Assumed Liabilities (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Transferred Assets), and that Sellers and their Affiliates may retain copies thereof and (ii) prior to making any records available to Purchaser, Sellers or their Affiliates may redact any portions thereof that (A) do not relate to the Transferred Assets or the Assumed Liabilities or (B) constitute Excluded Communications.

(d)            Nothing contained in Section 6.02(a) or Section 6.02(b) shall obligate any of Purchaser, Sellers or any of their respective Affiliates to, (i) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Law (including any applicable antitrust Law) or Contract with any other Person, or (ii) waive any applicable privilege or work product doctrine, including attorney-client privilege; provided that Sellers or their respective Affiliates (as applicable) shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable duty, Law or Contract or waive the applicable privilege.

Section 6.03      Proxy Statement; Stockholder Meeting.

(a)            Preparation. Cara shall prepare and file with the SEC a Form S-4 and proxy statement (together “Merger Proxy”) to be sent to its stockholders in accordance with the Merger Agreement as promptly as practicable following the Execution Date. Cara shall provide Purchaser with a draft of the Merger Proxy, and any amendments thereto, in each case, at least three (3) Business Days prior to filing with the SEC and Sellers shall consider in good faith the comments of Purchaser made at least one (1) Business Day prior to the filing thereof. In the event that the Merger Agreement is validly terminated, Cara shall within ten (10) Business Days prepare and file with the SEC a preliminary proxy statement to be sent to its stockholders in connection with the Transactions (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). Cara shall provide Purchaser with a draft of the Proxy Statement at least five (5) Business Days prior to filing with the SEC and Sellers shall consider in good faith the comments of Purchaser made at least two (2) Business Days prior to the filing thereof. The Proxy Statement shall include a statement to the effect that Cara’s board of directors (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of Cara and its stockholders, (ii) approved this Agreement and the Transactions, in accordance with the requirements of the DGCL and (iii) recommends that Cara’s stockholders vote to adopt this Agreement at the Stockholder Meeting.

(b)            If Cara files the Proxy Statement, Cara shall use its commercially reasonable efforts to solicit proxies to obtain the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the common stock of Cara, par value $0.0001 entitled to vote on the Transactions (the “Requisite Stockholder Approval”). Promptly (but no later than five (5) days, to the extent practicable) following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Cara will cause the Proxy Statement in definitive form to be mailed to its stockholders. Cara shall promptly provide Purchaser with all proxy tabulation reports relating to the Requisite Stockholder Approval that have been prepared by Cara or Cara’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Purchaser reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Cara’s stockholders with respect thereto.

(c)            SEC Correspondence. If Cara files the Proxy Statement, Cara will notify Purchaser as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, or for additional information, and will supply each other with copies of all material correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective commercially reasonable efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof. Notwithstanding the foregoing, prior to responding to any comments from the SEC, Cara shall promptly provide Purchaser a reasonable opportunity to review such response and consider in good faith the comments of Purchaser in connection with any such response. Cara and its Representatives shall not agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement prior to consulting with Purchaser and, to the extent permitted by the SEC, allow Purchaser or its Representatives to participate.

(d)            Accuracy; Supplied Information.

(i)            By Cara. If applicable, on the date of filing with the SEC, the date of mailing to Cara’s stockholders of the Proxy Statement, and at the time of the Stockholder Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Cara with respect to any information supplied by Purchaser or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement.

(ii)            By Purchaser. If applicable, on the date of filing with the SEC, the date of mailing to Cara’s stockholders of the Proxy Statement, and at the time of the Stockholder Meeting, the information supplied by Purchaser or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by Purchaser with respect to any information supplied by Cara for inclusion or incorporation by reference in the Proxy Statement.

(e)            Stockholder Meeting. If applicable, Cara will take all action necessary in accordance with applicable Law and Cara’s organizational documents to establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of Cara (including any adjournment, postponement or other delay thereof, the “Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to Cara’s stockholders for the purpose of, among other things, seeking the Requisite Stockholder Approval.

(f)            Transaction Litigation. Cara will (i) give Purchaser the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (ii) consult with Purchaser with respect to the defense, settlement and prosecution of any Transaction Litigation; and (iii) consider in good faith Purchaser’s advice with respect to any Transaction Litigation. Cara may not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Transaction Litigation unless Purchaser has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this provision, “participate” means that Purchaser will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by Cara (to the extent that the attorney-client privilege between Cara and its counsel is not undermined or otherwise affected), and Purchaser may offer comments or suggestions with respect to such Transaction Litigation, which Cara and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 6.04      Taxes.

(a)            Withholding. Purchaser and its agents, and Sellers and their agents, shall each use commercially reasonable efforts to notify the other Party in writing of any deduction or withholding it believes is applicable to amounts payable hereunder, and shall reasonably cooperate with the other Party to reduce or eliminate any such deduction or withholding. If Purchaser (or any Affiliate of Purchaser) or Sellers (or any Affiliate of Sellers) is or are required to deduct or withhold any Taxes on any payments under this Agreement (a “Withholding Tax”), Purchaser or Sellers, as applicable, will (i) pay such Withholding Tax to the appropriate Governmental Authority and (ii) furnish Sellers or Purchaser (as applicable) with proof of payment of such Withholding Tax. To the extent any Withholding Tax is deducted or withheld, such amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amount would otherwise have been paid.

(b)            Transfer Taxes. Purchaser and Sellers shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any Transfer Taxes and Purchaser and Sellers shall cooperate in good faith to minimize, to the fullest extent permitted by applicable Law, the amount of any Transfer Taxes payable in connection with the sale and transfer of the Transferred Assets or Assumed Liabilities hereunder, including providing resale certificates or such other certifications or documents as will relieve Purchaser or Sellers from liability for any Transfer Taxes, where applicable. The party customarily responsible for filing Tax Returns on applicable Transfer Taxes will be responsible for the timely remittance of any such Transfer Taxes to the appropriate Taxing Authority and will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(c)            Straddle Periods. Taxes relating or imposed with respect to the Transferred Assets or the Assumed Liabilities on a periodic basis and payable for any Straddle Period, including real and personal property Taxes, ad valorem Taxes, and franchise fees or Taxes (“Periodic Taxes”) shall be prorated between Purchaser and Sellers based on the number of days of the relevant Straddle Period the asset was owned by each respective party during the fiscal period for which Periodic Taxes were assessed by the Taxing Authority (as such fiscal period is reflected on the bill rendered by such Taxing Authority). All Taxes payable for any Straddle Period other than Periodic Taxes shall be prorated between Sellers and Purchaser on a “closing of the books” basis as of the end of the day on the Closing Date.

(d)            Cooperation. Each Party shall, and shall cause its Affiliates to, cooperate with and provide to the other Party and its Affiliates such documentation, information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Transferred Assets or the Assumed Liabilities, (ii) the determination of liability for Taxes pursuant to this Agreement, or (iii) the conduct of any Proceeding relating to the Transferred Assets or the Assumed Liabilities.

(e)            Bulk Sales. The Parties hereby waive compliance with any requirements or provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets; provided, that any liability (other than an Assumed Liability) arising from such waiver shall constitute a Retained Liability to the extent any such liability would otherwise be treated as a Retained Liability had the Parties complied with any such “bulk transfer” laws.

(f)            Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, Purchaser’s acquisition of the Transferred Assets is intended to be treated as a taxable sale by Sellers of the Transferred Assets in exchange for the Purchase Price.

(g)            Tax Treatment of Certain Payments. All payments made pursuant to Article VII shall be deemed adjustments to the Purchase Price for U.S. federal and applicable local income Tax purposes to the maximum extent permitted by applicable Tax Law.

Section 6.05      Publicity. No public announcement shall be made by either Party with respect to the existence, terms and conditions, or performance of this Agreement, the Implementation Agreements or the Transactions without the prior written consent of the other Party, except (i) each of Cara and Purchaser may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if approved by the other Party) or (ii) as may be required to comply with any applicable Law or the rules and regulations of any applicable stock exchange. The Parties acknowledge and agree that the determination that a disclosure is required by applicable Law, or the rules or regulations of any applicable stock exchange shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure. To the extent a Party determines that a disclosure is necessary under this Section 6.05, to the extent permissible under Law, the Parties will work in good faith to attempt to agree upon the content of such disclosure. If either Party, based on the reasonable advice of such Party’s outside legal counsel, determines that this Agreement, or any Ancillary Agreement, must be filed with the SEC or any other applicable Governmental Authority, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any Ancillary Agreement) which it intends to file and any draft correspondence with the SEC (or such other Governmental Authority, as applicable) requesting the confidential treatment by the SEC or other Governmental Authority of those redacted sections, and will give due consideration to any comments and redactions provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by the SEC or other Governmental Authority of those sections specified by the other Party or its counsel.

Section 6.06      IP Matters.

(a)            From and within thirty (30) days after the Closing, Sellers shall, or shall cause their applicable Affiliates to: (i) execute, notarize and perform all other legalization acts in respect of any and all papers, documents, agreements or other instruments that may be reasonably necessary to effectuate the assignment, transfer, prosecution or enforcement of the Transferred IP, including duly executed assignments of the Transferred IP for recording with the applicable Governmental Authority or domain name registrar and (ii) release and transfer possession and control of the Transferred IP to Purchaser (or its designated Affiliate). Sellers hereby authorize each such registrar to transfer the ownership and control of the Registered IP within the Transferred IP to Purchaser (or its designated Affiliate).

(b)            Prior to the Closing, Sellers shall (i) use commercially reasonable efforts to (A) afford Purchaser and its Representatives reasonable access to the inventors named on the Transferred Patents to the extent that they are employees of either Seller, and (B) introduce Purchaser and its Representatives to any other inventors named on the Transferred Patents who are alive and (ii) afford to Purchaser and its Representatives reasonable access to Sellers’ existing supervising and local agents to assist with the matters set forth in Section 6.06(a), and to issue any waivers, as applicable, to allow for Purchaser’s continued prosecution of the Transferred IP after the Closing.

(c)            Prior to the Closing, Sellers shall, or shall cause their Affiliates to, terminate the Contracts set forth on Section 6.06(c) of the Seller Disclosure Schedule.

(d)            At the Closing Date, Sellers shall deliver, or shall cause to be delivered to the Purchaser (i) correct and complete copies of all Trademark, Patent, and Copyright prosecution files and dockets, registration certificates, litigation files, and related opinions of counsel and correspondence relating thereto for the Transferred IP (other than the Transferred Books and Records to the extent provided pursuant to Section 1.02(g) or the Product Files) (ii) a list of outstanding maintenance, renewal and prosecution deadlines with respect to the Registered IP that fall within ninety (90) days following the Closing Date, (iii) all books, records, files, ledgers or similar documentation in Sellers’ possession used to track, organize or maintain any of the Transferred IP, and (iv) tangible embodiments of all Transferred IP.

(e)            As of and following the Closing, neither Sellers nor any of their Affiliates will, directly or indirectly: (i) exploit, disclose, or make use of all or any part of the Transferred IP, (provided that Sellers may use the General Books and Records and the Transferred Books and Records solely to the extent not exclusively related to the Transferred Assets or the Business in connection with the Sellers’ retained business) or (ii) use or attempt to register any Trademark included in the Transferred IP or any Trademark confusingly similar thereto; and Seller and its Affiliates will consent to, and not challenge or interfere with Purchaser’s or its Affiliates’ efforts to apply for, defend or enforce registrations for, and rights in, any Transferred IP worldwide, or the use or ownership thereof by Purchaser or its Affiliates.

(f)            Effective as of the Closing Date, Sellers hereby grant to the Purchaser and its Affiliates, a non-exclusive, fully paid-up, irrevocable, worldwide, perpetual, royalty-free, non-sublicensable (other than to customers, suppliers, contract manufacturers, service providers and distributors), non-transferable (except as set forth in Section 9.03) license, under any Intellectual Property (other than Trademarks) that is solely owned by Sellers as of the Closing Date and is or has been used in connection with the Business, in connection with the current and future operation of the Business as currently conducted and natural evolutions thereof.

Section 6.07      Use of Seller Names and Marks. Purchaser shall as soon as reasonably practicable, and in any event within twelve (12) months after the Closing Date, revise sales and product literature, packaging and labeling to (i) delete all references to the Sellers Names and Marks and (ii) delete all references to Sellers or any of their Affiliates’ customer service address or phone number; provided, however, that, (a) for a period of eighteen (18) months from the Closing Date, Purchaser may continue to distribute sales and product literature that uses any of the Sellers Names and Marks, addresses or phone numbers to the extent that such sales and product literature exist on the Closing Date, and (b) for a period of thirty (30) months from the Closing Date, Purchaser may continue to distribute the Transferred Inventory that uses any of the Sellers Names and Marks to the extent that such Transferred Inventory exist on the Closing Date. Effective as of the Closing Date, Sellers hereby grant, and shall cause their applicable Affiliates to grant, to the Purchaser a limited, worldwide, non-exclusive, royalty-free, non-sublicensable license to use, on a transitional basis, the Seller Names and Marks to the extent necessary (1) to allow Purchaser to use such sales and product literature and Transferred Inventory, (2) in connection with signage on assets, vehicles, facilities, equipment, tools, and uniforms bearing the Seller Names and Marks that are in existence as of the Closing Date, and (3) to redirect customers and others from non-transferring websites (including caratherapeutics.com) to website(s) designed by the Purchaser; provided that Purchaser’s use of the Seller Names and Marks in the foregoing clauses (1) – (3) shall terminate, with respect to the Transferred Inventory, upon the depletion of such Transferred Inventory, and with respect to such sales and product literature, signage on assets, vehicles, facilities, equipment, tools, and uniforms upon the later of (x) eighteen (18) months from the Closing Date, and (y) final regulatory approvals of the Products obtained from the relevant Governmental Authorities authorizing the applicable name change of the Products’ label and packaging.

Section 6.08      Notification of Certain Matters.

(a)            During the Pre-Closing Period, each Party shall promptly notify the other Party of the occurrence of any event that would reasonably be expected to cause any representation or warranty of Sellers or Purchaser, as applicable, contained in this Agreement to be untrue or inaccurate at or prior to the Closing or the occurrence of any event that could result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

(b)            From and after Closing and until the third (3rd) anniversary of the Closing Date, Sellers shall (i) notify Purchaser in writing (to the email address set forth on Section 6.08(b) of the Seller Disclosure Schedule) as promptly as possible, but no later than within three (3) Business Days of becoming aware of any Adverse Events, complaints, or other safety-related issues with respect to the IV Product, and (ii) provide the information received by Sellers or their controlled Affiliates in connection with any such Adverse Events including, to the extent available, an identifiable reporter, identifiable patient, and suspect product.

Section 6.09      Purchaser License Agreements.

(a)            Within thirty (30) days after the Closing Date, (a) Purchaser shall submit to Cara a report listing (i) the total Net Sales (as defined in the Purchaser License Agreement) for Licensed Product (as defined in the Purchaser License Agreement) for each country in the Licensed Territory (as defined in the Purchaser License Agreement) for the applicable period up to the Closing Date, (ii) the calculation of royalties owed (including listing the deductions taken from gross sales to arrive at Net Sales (as defined in the Purchaser License Agreement)) and (iii) the royalties payable to Cara under Section 6.3 of the Purchaser License Agreement, including the basis for any adjustments taken under Sections 6.3(c) or (d) of the Purchaser License Agreement (the “Royalties Report”) and (b) Purchaser shall pay the royalties owed under Section 6.3 of the Purchaser License Agreement promptly following, but no later than ten (10) Business Days following receipt by Cara of the Royalties Report, to HCR, as Cara’s designee, in accordance with the applicable payment terms of the HCR A&R PSA.

(b)            For all sales of Licensed Products (as defined in the Vifor License Agreement) to customers in the United States under the Vifor License Agreement, other than sales to FMC Dialysis Clinics (as defined in the Vifor License Agreement), during the applicable period up to the Closing Date, Purchaser shall pay to Cara 60% of the Non-FMC Net Profit (as defined in the Vifor License Agreement) resulting from such sales, and 50% of the Net Profit resulting from such sales to FMC Dialysis Clinics (as defined in in the Vifor License Agreement) resulting from such sales (including taking into account any applicable offset or reductions in accordance with Sections 6.4 and 6.5 of the Vifor License Agreement, consistently applied). Purchaser shall pay such share of Non-FMC Net Profit in accordance with the process set forth in Section 6.6 of the Vifor License Agreement, mutatis mutandis, and shall, in any event, pay such amounts to Cara no later than forty-five (45) days following the Closing Date.

Article VII
CONDITIONS TO CLOSING

Section 7.01      Conditions to Each Party’s Obligation. The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent Judgment which is in effect, and which prohibits, enjoins or makes illegal the Transactions (each, a “Governmental Prohibition”).

(b)            No Proceedings. No Proceeding shall be pending or threatened in writing against Purchaser or Sellers by any Governmental Authority seeking to prohibit, enjoin or make illegal the Transactions.

(c)            Completion of Reverse Merger or Requisite Stockholder Approval. Either (i)(x) Sellers shall provide evidence, in a form reasonably acceptable to Purchaser, that the Reverse Merger will be consummated substantially concurrently with the Closing or (y) the consummation of the Reverse Merger has occurred or (ii) Requisite Stockholder Approval shall have been obtained.

(d)            HCR Agreements. (i) The HCR Letter Agreement executed and delivered on the Execution Date shall be in full force and effect and shall have not been breached or repudiated or threatened to be breached or repudiated by HCR and (ii) the HCR A&R PSA (in substantially the form attached to the HCR Letter Agreement) shall be entered into by HCR and Purchaser (or their designated Affiliates) concurrently with Closing.

Section 7.02      Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Sellers set forth in Article IV (other than the Fundamental Representations) shall be true and correct in all respects (without regard to any qualification as to materiality or Material Adverse Effect included therein) on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) except for such failures (considered collectively) to be true and correct that would not have a Material Adverse Effect; (ii) each of the Fundamental Representations set forth in Section 4.07(a) and Section 4.09(b) shall be true and correct in all material respects (without regard to any qualification as to materiality or Material Adverse Effect included therein) on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date); and (iii) each of the Fundamental Representations (other than Section 4.07(a) and Section 4.09(b)) shall be true and correct in all but de minimis respects (without regard to any qualification as to materiality or Material Adverse Effect included therein) on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date).

(b)            Performance of Obligations of Sellers. Each Seller shall have performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by such Seller on or prior to the Closing.

(c)            No MAE. Since the Execution Date, no Material Adverse Effect shall have occurred that is continuing.

(d)            No Bankruptcy. No petition shall have been filed by either Seller pursuant to any chapter of title 11 of the United States Code or under any state-law equivalent relating to or in service of a bankruptcy, insolvency, liquidation, winding up, assignment for the benefit of creditors or any similar proceeding of either of the Sellers.

(e)            Consents. Sellers shall have obtained and provided written evidence in a form reasonably satisfactory to Purchaser of, the Consents set forth on Section 7.02(d) of the Seller Disclosure Schedule.

(f)            Closing Deliverables. At Closing, Seller shall have delivered to Purchaser:

(i)            a certificate, dated as of the Closing Date and signed by an authorized officer of each Seller, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied or waived in writing by Purchaser;

(ii)            a certificate, dated as of the Closing Date, and signed by an authorized officer of Cara, certifying that that as of the Closing Date (A) each Seller has complied with all provisions and actions required under Title 21 §314.72 of the Code of Federal Regulations for all applicable applications thereunder and (B) Purchaser has received a complete and accurate copy of (1) any such approved applications under Title 21 §314.72 of the Code of Federal Regulations, (2) all records required to be maintained pursuant to Title 21, §314.81 of the Code of Federal Regulations and (3) all material documents and communications exchanged between Sellers and the FDA with respect to the IV Product (excluding, for the avoidance of doubt, any Excluded Communications).

(iii)            the Closing Payment in accordance with Section 2.01(b);

(iv)            a properly completed and duly executed IRS Form W-9 of Cara and Royalty Sub (or, if applicable, the regarded owner of Royalty Sub for U.S. federal income tax purposes);

(v)            a duly executed counterpart to each Ancillary Agreement; and

(vi)            a duly executed copy of the Seller Transfer Letter.

Section 7.03      Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver in writing by Sellers) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Purchaser set forth in Article V shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date).

(b)            Performance of Obligations of Purchaser. Purchaser shall have performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing.

(c)            Closing Deliverables. At Closing, Purchaser shall have delivered to Sellers:

(i)            a certificate, dated as of the Closing Date and signed by an authorized officer of Purchaser, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied or waived in writing by Sellers;

(ii)            a properly completed and duly executed IRS Form W-8 of Purchaser;

(iii)            a duly executed counterpart to each Ancillary Agreement; and

(iv)            a duly executed copy of the Purchaser Transfer Letter (executed by Purchaser or an Affiliate of Purchaser as designated by Purchaser with full authority to make the representations in the Purchaser Transfer Letter).

Section 7.04      Frustration of Closing Conditions. Neither Purchaser nor Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s or its respective Affiliates’ failure to comply with its agreements set forth herein.

Article VIII
TERMINATION

Section 8.01      Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Closing (whether before or after the Requisite Stockholder Approval has been obtained):

(a)            by mutual written consent of Cara and Purchaser;

(b)            by either Cara or Purchaser:

(i)            if any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued a Governmental Prohibition or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Governmental Prohibition or other action shall have become final and nonappealable; or

(ii)            if the Closing does not occur on or prior to June 30, 2025 (the “End Date”); provided, however, that the End Date shall automatically be extended by one month increments up to (and inclusive of) October 30, 2025 if, as of such date, (i) the condition set forth in Section 7.01(c) has not been satisfied as a result of the Stockholder Meeting (including any adjournments and postponements thereof) having not yet been held and completed and (ii) all other conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their being capable of being satisfied or waived at the Closing) have been satisfied or waived; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing not to have occurred on or before the End Date;

(iii)            if: (i) the Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Cara’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Stockholder Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval;

(c)            by Purchaser, if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 to be satisfied, (ii) cannot be cured by such Seller by the End Date, or if capable of being cured, shall not have been cured by the earlier of (A) the thirtieth (30th) day following receipt by Sellers of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.01(b)(iii) and the basis for such termination and (B) the End Date and (iii) has not been waived by Purchaser; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.01 or Section 7.03 not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by a Seller of its representations, warranties, covenants and agreements contained in this Agreement); or

(d)            by Cara, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 to be satisfied, (ii) cannot be cured by Purchaser by the End Date, or if capable of being cured, shall not have been cured by the earlier of (A) the thirtieth (30th) day following receipt by Purchaser of written notice of such breach or failure to perform from Cara stating Cara’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination and (B) the End Date and (iii) has not been waived by Cara; provided, however, that Cara shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if any Seller is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.01 or Section 7.02 not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its respective representations, warranties, covenants and agreements contained in this Agreement).

Section 8.02      Effect of Termination. In the event of termination by Cara or Purchaser pursuant to Section 8.01, written notice thereof shall forthwith be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the Confidentiality Agreement, Section 6.05 (Publicity), this Article VIII (Termination) and Article IX (Miscellaneous), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Sellers or their respective Affiliates or Representatives, except that no such termination shall relieve any Party from any liability arising out of or relating to (x) Fraud by such Party or (y) any Willful Breach by such Party of any representation, warranty, covenant or agreement of such Party contained herein. “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement or reasonably would be expected to cause or result in a material breach of this Agreement, where the intention of such act or failure to act was the breaching of this Agreement.

Article IX
MISCELLANEOUS

Section 9.01      Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when sent, if sent by electronic mail; provided the sender has not received an automatic notification indicating delivery failure, (b) when delivered, if delivered personally to the intended recipient and (c) one (1) Business Day following sending by overnight delivery via a reputable international courier service that maintains record of receipt and, in each case, addressed to a party at the following address for such party:

if to Sellers, to:

Cara Therapeutics, Inc.
400 Atlantic Street, Suite 500
Stamford, Connecticut
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 08540
Attention: [***]
Email: [***]

if to Purchaser, to:

[***]
[***]
[***]
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: [***]
Email: [***]

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.01.

Section 9.02      Amendment; Waiver. Any provision of this Agreement and any Implementation Agreement may be amended, discharged, released or waived if, and only if, such amendment or waiver is in writing and signed by a duly authorized representative of: (a) in the case of an amendment, Purchaser and Seller, and (b) in the case of a waiver, the Party or entity against whom the discharge, release or waiver is to be effective. No failure or delay by either Party or entity in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by one of the Parties of one or several provisions of this Agreement or any Implementation Agreement or, in the event of the violation thereof, shall constitute a precedent for another case involving this provision or any other provision. Furthermore, in the event of the waiver of a particular provision, all the other provisions of this Agreement or any Implementation Agreement shall remain in full force and effect.

Section 9.03      Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by operation of Law in connection with a merger or sale of substantially all the assets or otherwise, without the prior written consent of the other Party, except that Purchaser may, without such consent, assign its rights to, or have its obligations discharged by, an Affiliate of Purchaser, in whole or in part, provided that such Party shall remain liable for the timely and complete performance of its obligations hereunder, and provided, further, that such assignment or sublicense will not cause adverse tax consequences to the non-assigning Party (or such Party’s Affiliates).

Section 9.04      Entire Agreement. This Agreement, the Seller Disclosure Schedules, the Ancillary Agreements and the Annexes hereto and thereto and all other documents and agreements referred to expressly herein and therein, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, commitments and documents, whether oral or written, with respect to such matters.

Section 9.05      Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser and Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.06      Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, whether or not the Transactions are consummated, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

Section 9.07      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, U.S.A., without regard to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

Section 9.08      Enforcement; Specific Performance. Each of the Parties acknowledges that the rights of each party to consummate the Transactions are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate, and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security), and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 9.09      Consent to Jurisdiction. All actions and Proceedings arising out of or relating to this Agreement shall be brought only in the Court of Chancery of the State of Delaware, and only if such court declines to exercise jurisdiction, the courts of the State of Delaware or in a United States District Court sitting in the State of Delaware. Each Party irrevocably consents to and confers personal jurisdiction on the courts of the State of Delaware and the United States District Courts sitting in the State of Delaware, and expressly waives any objection to the venue of such court, as the case may be, and agrees that service of process may be made on such Party by mailing a copy of the pleading or other document by registered or certified mail, return receipt requested, to its addresses for the giving of notice provided for in Section 9.01 hereof, with service being deemed to be made five (5) Business Days after the giving of such notice.

Section 9.10      WAIVER OF JURY TRIAL. IN CONNECTION WITH ANY DISPUTE HEREUNDER OR RELATED HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES (A) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES AND (B) ANY CLAIM OF INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE. IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL OR LOST PROFITS DAMAGES FROM THE OTHER EXCEPT FOR CLAIMS ARISING OUT OF OR RESULTING FROM A BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY RIGHTS.

Section 9.11      Headings; Interpretation. The heading references herein and the table of contents hereto and in the Implementation Agreements are for convenience purposes only, do not constitute a part of such agreements and shall not be deemed to limit or affect any of the provisions hereof or thereof.

Section 9.12      Language. This Agreement and the Implementation Agreements have been prepared in the English language and all issues of interpretation shall be determined by reference to the English language original. To the extent that the original version of any document to be provided, or any communication to be given or made, to Seller under this Agreement or any Implementation Agreement is in a language other than English, the document or communication shall be accompanied by an English translation certified by an authorized representative of Purchaser to be a true and correct translation of the original. Seller may, if it so requires, obtain an English translation of any document or communication received in another language other than English at the cost and expense of Purchaser. Seller may deem any such English translation to be the governing version between Seller and Purchaser.

Section 9.13      Severability. The provisions of this Agreement or any Ancillary Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any term or other provision of the Agreement or the Implementation Agreements or the application thereof to any Person or any circumstance, is held to be invalid, illegal or unenforceable, (a) such provision shall be fully severable and, to the extent practicable a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of the Agreement or the Ancillary Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. To the extent permitted under applicable Law, each Party waives any legal provision making a provision of the Agreement or the Implementation Agreements invalid, illegal or non-enforceable in all respects.

Section 9.14      Counterparts. This Agreement and any Ancillary Agreement may be executed in one or more counterparts and in PDF format, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.15      Confidentiality.

(a)            The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing (and upon Closing, the Confidentiality Agreement shall automatically terminate and have no further force or effect), unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            From and after the Closing, Sellers shall, and shall direct its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Transactions, the Transferred Assets and the Assumed Liabilities, including the Development, Manufacturing and Commercializing of the Product Compounds and the Products and any non-public information made available pursuant to Section 6.02(b); provided, however, that Sellers shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Sellers (with the advice of counsel) to be required by any applicable Law, including applicable rules of any securities exchange. In the event that Sellers or any of their Affiliates or Representatives are required by any applicable Law to disclose any such non-public information, the applicable Seller shall, or (if applicable) direct its applicable Affiliate or Representative, (i) to the extent permissible by such applicable Law, provide Purchaser with prompt written notice of such requirement, (ii) disclose only that information that the applicable Seller, Affiliate or Representative determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Purchaser’s request and at Purchaser’s sole expense, reasonably cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Sellers or their Affiliates or Representatives in breach of this Section 9.15 or (B) becomes available to Sellers or their Affiliates or Representatives after the Closing from a source other than Purchaser or its Affiliates or Representatives if the source of such information is not known by Sellers or their Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser with respect to such information.

(c)            From and after the Closing, Purchaser shall, and shall direct its Affiliates and Representatives to, keep confidential the portion of any General Books and Records that is not related to the Product Compound, the Products or the Business and any non-public information made available pursuant to Section 6.02(b) that is not related to the Product Compound, the Products or the Business; provided, however, that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Purchaser (with the advice of counsel) to be required by any applicable Law, including applicable rules of any securities exchange. In the event that Purchaser or any of its Affiliates or Representatives are required by any applicable Law to disclose any such non-public information, Purchaser shall, or (if applicable) direct its applicable Affiliate or Representative, (i) to the extent permissible by such applicable Law, provide Cara with prompt written notice of such requirement, (ii) disclose only that information that Purchaser or the applicable Affiliate or Representative determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Cara’s request and at Cara’s sole expense, reasonably cooperating with Cara to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Purchaser or its Affiliates or Representatives in breach of this Section 9.15 or (B) becomes available to Purchaser or its Affiliates or Representatives after the Closing from a source other than Sellers or their Affiliates or Representatives if the source of such information is not known by Purchaser or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Sellers with respect to such information.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Execution Date.

CARA THERAPEUTICS, INC.

By:	/s/ Christopher Posner
	Name:	Christopher Posner
	Title:	Chief Executive Officer

CARA ROYALTY SUB, LLC

By:	/s/ Christopher Posner
	Name:	Christopher Posner
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Execution Date.

VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA, LTD.

By:	/s/ Florian Jehle
	Name:	Florian Jehle
	Title:	Chief Executive Officer

By:	/s/ Juan Antonio de Lassaletta
	Name:	Juan Antonio de Lassaletta
	Title:	Global Head Legal & Compliance and General Secretary

[Signature Page to Asset Purchase Agreement]

Annex A

Definitions, Definitional Provisions and Rules of Construction

Section 1.      Definitions.

In this Agreement, unless the context otherwise requires:

“Adverse Event” means any untoward medical occurrence in a patient or subject administered a medicinal product and which does not necessarily have to have a causal relationship with this treatment. An adverse event can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding, symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to this medicinal product).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Implementation Agreements, the HCR Letter Agreement and any agreement between Sellers and Purchaser entered, executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“API Supply Agreement” means the API Supply Agreement, dated June 12. 2020, by and between Cara and Purchaser.

“Approval” means any approval, registration, license or authorization from any Governmental Authority in any jurisdiction required for the Manufacture, Development or Commercialization of a Product in such jurisdiction.

“Assumed Liabilities” has the meaning set forth in Section 1.04.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement attached hereto as Annex G.

“Business” means the Development, Manufacture, and Commercialization of the Products by and on behalf of the Sellers and their Affiliates on or prior to the Execution Date.

“Business Contract” has the meaning set forth in Section 4.06(a).

“Business Day” means any weekday other than a day that is a public holiday in Stamford, Connecticut and Opfikon, Zürich.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986.

“Commercial Supply Agreement” means the Commercial Supply Agreement, dated September 27, 2021, by and between Cara and Vifor (International) LTD.

“Commercialize” means to market, promote, distribute, offer to sell, sell or have sold a Product or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a Product, including activities relating to marketing, promoting, distributing, offering for sale, or selling of such Product or having such Product sold to trade, institutional, prescriber, payer, pharmacist and patient customers or otherwise.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 18, 2024, by and between Cara and Purchaser.

“Consent” means a consent, approval or authorization.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, undertaking, indenture, guarantee, joint venture, employment agreement and any other legally binding agreement, commitment or arrangement, in each case whether written or oral.

“Copyright” has the meaning set forth in the definition of “Intellectual Property.”

“Develop” or “Development” means activities with respect to developing a Product and obtaining Marketing Authorization or Approvals, including pre-clinical research and development, clinical development, preparation and submission of regulatory filings, and product registration.

“Domain Name” has the meaning set forth in the definition of “Intellectual Property.”

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Communications” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the Transactions or otherwise prepared in connection with the sale of the Transferred Assets; (b) attorney work product, attorney-client communications and other items protected by established legal privilege, unless the applicable books and records can be transferred without losing such privilege; (c) books or records (including human resources and any other employee books and records, and financial and accounting records) to the extent not related to the Transferred Assets or the Assumed Liabilities; (d) items to the extent applicable Law prohibits their transfer; (e) electronic communications (e.g., email) excluding those that constitute Product Files and (f) all Tax records of Seller or its Affiliates or any related documentation or records that do not relate to the Transferred Assets or Assumed Liabilities; provided, however, that, in the case of clauses (b), (d) and (e), Sellers shall inform Purchaser of the general nature of the information being withheld and, upon Purchaser’s request, reasonably cooperate with Purchaser to provide such information, in whole or in part.

“Excluded Taxes” means (a) any Taxes (i) imposed on Sellers or any of their Affiliates for any period or (ii) imposed with respect to, arising out of or relating to the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period or portion thereof, if applicable, allocated in accordance with Section 6.04(c) or (b) any Transfer Taxes for which Sellers are responsible pursuant to Section 6.04(b).

“Execution Date” has the meaning set forth in the Preamble.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fraud” means actual or intentional fraud (as defined under the laws of the State of Delaware) with respect to the making of the representations or warranties contained in Article IV and Article V, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto (and not, for the avoidance of doubt, constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence).

“Fundamental Representations” means the representation and warranties set forth in Section 4.01 (Organization; Standing; Power), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.07(a) (Title), Section 4.09(b) (IP Title) and Section 4.09(b) (No Brokers).

“Global Safety Database” means the database (or portion thereof) containing Adverse Events for the Product that supports regulatory reporting, overall drug safety surveillance and responses to safety queries relating to Product from Governmental Authorities and includes safety reports relating to Product collected worldwide.

“Governmental Authority” means any (i) supranational, national, regional, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department or instrumentality thereof, including any business, company, enterprise or other entity owned or controlled, in whole or in part, by any government and any court or other tribunal); (iv) multinational organization; (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature; or (vi) any arbitral authority.

“Governmental Authorization” means all filings with any Governmental Authority, consents, approvals, or notices (to the extent required from a Governmental Authority), licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, declarations and filings pertaining to the aforesaid issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“HCR A&R PSA” means the Amended & Restated Purchase Agreement in the form attached as Exhibit A to the HCR Letter Agreement.

“Implementation Agreements” means (i) the Bill of Sale and Assignment and Assumption Agreement, (ii) the Patent Assignment Agreement and (iii) the Trademark Assignment Agreement.

“Intellectual Property” means any and all intellectual property rights, whether registered or unregistered, in any jurisdiction throughout the world, including all such rights in: (a) trademarks, trade names, corporate names, logos, slogans, trade dress, service marks and other source identifiers, including all applications and registrations therefor and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights, including all applications and registrations therefor, works of authorship, whether or not copyrightable, and other copyrightable works, including rights in Software, labelling and packaging schemes, instruction manuals and leaflets, and marketing materials (“Copyrights”); (c) any and all trade secrets, confidential or information, knowledge and materials, whether or not in written form, including but not limited to all technical information, know-how, formulas, prototypes, specifications, directions, instructions, inventory, test protocols, procedures, processes and results, studies, analyses, raw material sources, data (including all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non-technical data, pre-clinical or clinical data), manufacturing data, formulation or production technology, inventions (whether patentable or not), patent disclosures, discoveries, techniques, systems, algorithms, processes and methods, and information relating to the results of tests, assays, methods and processes, and specifications or other documents of the foregoing or relating to preclinical, clinical, assay control, manufacturing, or regulatory information (“Know-How”); (d) patents, patent applications, inventions (including industrial designs) and invention disclosures, whether or not patentable, together with renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, revisions, substitutions, reissues and divisionals, and all rights to claim priority from any of the foregoing (“Patents”); (e) websites, URLs, IP addresses and internet domain name registrations (“Domain Names”); (f) designs; and (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“IT Assets” means computer and other information technology systems or assets, including hardware, Software, firmware, servers, workstations, computers, tablets, phones, peripheral devices, data centers (including development, test, quality assurance and customer delivery equipment and infrastructure related to the foregoing) and other similar equipment used to process, store, maintain or operate digitized data or information.

“IV Product” means the Product in its intravenous formulation.

“Judgment” means any judgment, order, writ, injunction, determination, decree or award entered by or with any Governmental Authority.

“Know-How” has the meaning set forth in the definition of “Intellectual Property.”

“Knowledge of Sellers” means the actual knowledge of the individuals set forth on Annex H hereto after reasonable inquiry of his or her direct reports.

“Law” means any applicable statute, law, ordinance, treaty, rule, code, regulation, judgment or other directive issued, promulgated or enforced by any Governmental Authority.

“Liabilities” means any and all debts, liabilities, assessments, expenses, deficiencies, judgments, losses, damages, fines, demands for payment, penalties and obligations of any nature, whether accrued or unaccrued, known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, disputed or undisputed, absolute or contingent, matured or un-matured or determined or determinable and whether due or to become due.

“Lien” means, with respect to any property or asset, any charge, claim, mortgage (including equitable mortgage and mortgage by deposit of title deeds), hypothecation, servitude, easement, right of way, adverse ownership claim, title defect, covenant, equitable interest, license, lease, sub-lease or other possessory interest, lien, Tax lien, option, pledge, security interest, preference, priority, right of first refusal, restriction or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Losses” means, with respect to any Person, any and all actual losses, damages, Liabilities, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, imposed upon or incurred by such Person; provided that “Losses” shall (i) not include any exemplary, consequential, special or punitive damages (except to the extent paid or payable to an unaffiliated Third Party) and (ii) shall be calculated on the basis of actual losses without regard to reductions in value, lost opportunities, speculative damages or any multiple of damages (including any multiple of revenue, EBITDA or the like).

“Manufacture” or “Manufacturing” means any activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and release, shipping and storage of a drug or biologic product or compound, or any raw materials thereof, directly or through one or more Third Parties, whether for Development or Commercialization.

“Marketing Authorization” means, with respect to a country, all registrations, approvals, or other licenses, permits, pricing or reimbursement approval or other authorization granted by a Governmental Authority and held by Sellers or any sublicensees relating to a Product in each country of the Territory necessary for the marketing and sale of such Product in each country of the Territory.

“Maruishi” means Maruishi Pharmaceutical Co., Ltd.

“Maruishi License Agreement” means that certain License Agreement, dated as of April 4, 2013, by and between Cara and Maruishi, as amended from time to time.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or together with other Effects, has or would reasonably be expected to have a material adverse effect on (a) the Transferred Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of Sellers to perform their obligations under this Agreement and consummate the Transactions on a timely basis; provided, however, that, in the case of clause (a), any Effect, individually or together with other Effects, arising or resulting from the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general business, political, or economic conditions generally affecting the industry in which Sellers operate; (ii) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions; (iii) changes in financial, banking or securities markets; (iv) any change in any Law or GAAP (or interpretations of any Law or GAAP); (v) any change in the stock price or trading volume of Cara’s common stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Cara’s common stock may be taken into account in determining whether a Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (vi) the failure of Cara to meet internal or analysts’ expectations or projections or the results of operations of Cara (it being understood, however, that any Effect causing or contributing to the failure of Cara to meet internal or analysts’ expectations or projections or the results of operations of Cara may be taken into account in determining whether a Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (vii) the announcement of this Agreement or the pendency of the Transactions; or (viii) the taking of any action expressly required to be taken by this Agreement; except, with respect to clauses (i) through (iv), to the extent disproportionately affecting Sellers, taken as a whole, relative to other similarly situated companies in the industries in which Sellers operate, in which case, such Effect shall be taken into account to the extent of such disproportionate effect on Sellers.

“Ordinary Course of Business” means the usual, regular and ordinary course of business with respect to the development or manufacturing of the IV Product consistent with the past custom and practice of Sellers.

“Original HCR PSA” means the Purchase and Sale Agreement, dated as of November 1, 2023, by and among Royalty Sub, HCRX Investments HoldCo, L.P (“HCRX”) and HealthCare Royalty Partners IV, L.P. (“HCR IV”, and together with HCRX, “HCR”).

“Overhead and Shared Services” means corporate shared services that are provided by a Seller to the Business and are not primarily related to the Transferred Assets.

“Party” has the meaning set forth in the Preamble.

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Patent Assignment Agreement” means the Patent Assignment Agreement attached hereto as Annex I.

“Permitted Lien” means any (a) statutory or common law Lien for Taxes that is not yet delinquent or Lien for Taxes being contested in good faith through appropriate Proceedings and, in each case, for which adequate reserves have been specifically established or (b) statutory or common law Lien in favor of carriers, warehousemen, mechanics and materialmen arising or incurred in the Ordinary Course of Business that relate to obligations that are not delinquent or are being contested in good faith through appropriate Proceedings.

“Person” means a natural person, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization, including any Governmental Authority.

“Personal Data” means, to the extent relating to the Business, all data Processed by or on behalf of the Sellers that constitutes personal information, personal data, sensitive personal information, personally identifiable information or equivalent term under any applicable Privacy Laws.

“Pre-Closing Period” means the period from the Execution Date until the earlier to occur of the Closing Date and the date of termination of this Agreement pursuant to Section 6.01(a).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

“Privacy Laws” means, to the extent relating to the Business, all applicable Laws governing the Sellers’ privacy, security, or Processing of Personal Data, including any applicable Law governing the Sellers’ outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging).

“Privacy Requirements” means, to the extent relating to the Business, all applicable Privacy Laws, contractual obligations governing the Sellers’ Processing of Personal Data, and the Sellers’ externally published privacy policies or notices governing the Sellers’ Processing of Personal Data.

“Processing” or “Processed” means any operation or set of operations performed on any Personal Data, whether or not by automated means, including receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, processing, disclosure, sale or transfer (including cross-border transfer).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, excluding, in each case, routine administrative activities with respect to obtaining, maintaining and renewing MA and Governmental Authorization required for manufacturing, storage and distribution of Product, and prosecution, renewals, re-examination, inter-partes review, post-grant review or opposition proceeding and similar activities pertaining to intellectual property before the United States Patent and Trademark Office or the United States Copyright Office.

“Product” means any pharmaceutical product that contains any of the Product Compounds and all (current and future) forms, presentations, strengths, formulations, dosages and delivery modes thereof.

“Product Compound” means difelikefalin.

“Product Compound API” means the Product Compound in its active pharmaceutical ingredient form.

“Product Files” means to the extent transferable in light of practical (but not legal or contractual) considerations, all electronic and other books and records containing regulatory, scientific and technical Transferred Know-How, documents, and information existing as of the Closing, including as related to the intravenous or oral formulation of the Product in the Territory, including: (i) copies of the Marketing Authorizations and Approvals, dossiers and submissions to and correspondence to and from the Governmental Authorities responsible for the grant of the Marketing Authorizations and Approvals; (ii) the list of the composition thereof; and (iii) all scientific information underlying the Marketing Authorizations and Approvals, including pre-clinical, clinical, technical and other reports and publications related to Development, Manufacture or characterizing the intravenous or oral formulation of the Product.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in Preamble.

“Purchaser License Agreement” means that certain License Agreement, dated as of May 17, 2018, by and between Cara and Purchaser, as amended from time to time.

“Registered IP” means any Transferred IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or domain name registrar in any jurisdiction, including registered or issued Trademarks, Domain Names, Copyrights, and Patents, and pending applications for any of the foregoing.

“Representative” means any officer, director, employee, agent, advisor or other representative of a Person.

“Retained Liability” has the meaning set forth in Section 1.05.

“SEC” has the meaning set forth in Article IV.

“Seller” has the meaning set forth in the Preamble.

“Seller Names and Marks” means any Trademarks owned by the Sellers or any of their Affiliates as of the Closing that are listed in Section 6.07 of the Seller Disclosure Schedule. For the avoidance of doubt, Seller Names and Marks shall include the names consisting of or incorporating “Cara” or “Cara Therapeutics,” and all confusingly similar variations and derivatives thereof, including all registrations and applications for registration thereof.

“Software” means computer programs and applications and other software, in each case in any form (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other forms).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Supply Quality Standard” means the quality standards applicable to the Transferred Inventory set forth in, as applicable, the Commercial Supply Agreement, the API Supply Agreement or, in each case, their respective ancillary quality agreements; provided that for the vials of IV Product, the Supply Quality Standard shall not imply that the vials of IV Product shall have been finally released.

“Tax” or “Taxes” means (a) any kind of tax, charge, assessment, fee, levy, duty or other similar charge in the nature of a Tax (including any tax on actual or deemed income, profits or gains, value added tax, sales tax, turnover tax, real or personal property tax, transfer tax, ad valorem tax, estimated tax, excise and custom duties, stamp duties, taxes similar to stamp duties, withholding tax, payroll tax, registration and mortgage duties and environmental taxes), any social security contributions or similar payments, charges and levies, together with all penalties, charges, increases and interests related to any of the foregoing, whether disputed or not, and (b) any obligation to indemnify or otherwise assume, succeed to or pay the Tax Liability of another Person as a transferee or successor, by contract or otherwise by operation of Law.

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any applicable Law relating to any Tax.

“Taxing Authority” means any Governmental Authority having authority under applicable Law to assess, impose, collect, regulate or administer Taxes.

“Territory” means worldwide.

“Third Party” means any Person other than Sellers, Purchaser or one of their respective Affiliates.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement attached hereto as Annex J.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” means any Proceeding commenced or threatened against a Party or any of its subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Transactions, including any Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any other communications to Cara’s stockholders, in each case other than any Proceedings solely among the Parties or their respective Affiliates, related to this Agreement, the Ancillary Agreements or the Transactions.

“Transactions” mean, collectively, the transactions contemplated by the Agreement and the Ancillary Agreements, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

“Transfer Letters” means with respect to the U.S. Marketing Authorization, the letters to be filed with the FDA, in respect of Sellers (the “Seller Transfer Letter”) and in respect of Purchaser or its designated Affiliate (the “Purchaser Transfer Letter”), to transfer the U.S. Marketing Authorization for the IV Product from Sellers to Purchaser or its designated Affiliate with full authority to make the representations in the Purchaser Transfer Letter in accordance with 21 C.F.R. § 314.72.

“Transfer Taxes” means any U.S., state, county, local, non-U.S. and other sales, use, transfer, goods and services, value added, VAT, ad valorem, turnover, excise and customs duties, conveyance, documentary transfer, stamp duty and taxes similar to stamp duties, recording or other similar Tax imposed on or in connection with the transactions contemplated by or the instruments executed under or in connection with this Agreement or the recording of any sale, transfer, or assignment or property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” has the meaning set forth in Section 1.02.

“Transferred Books and Records” has the meaning set forth in Section 1.02(g).

“Transferred Contracts” has the meaning set forth in Section 4.06.

“Transferred Copyrights” has the meaning set forth in Section 1.02(b).

“Transferred Domain Names” has the meaning set forth in Section 1.02(b).

“Transferred IP” has the meaning set forth in Section 1.02(b).

“Transferred Know-How” means all Know-How owned, purported to be owned or otherwise controlled by Sellers or their Affiliates that is related to the Product Compound, the Products or the Business, including Know-How which relates to the intravenous or oral form of the Products as of the Closing, including all of the Know-How relating to the manufacturing, nonclinical studies and clinical trials for the intravenous or oral form of the Product.

“Transferred Patents” has the meaning set forth in Section 1.02(b).

“Transferred Regulatory Filings” means the Marketing Authorizations and/or Approvals identified in Annex K.

“Transferred Trademarks” has the meaning set forth in Section 1.02(b).

Section 2.      Definitional Provisions and Rules of Construction.

(a)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(b)            The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)            “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(d)            The term “including” shall mean “including, without limitation.”

(e)            Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(f)            Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(g)            Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(h)            When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by Seller, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(i)            Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j)            Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(k)            A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l)            References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(m)            Nothing contained in Article IV or Article V may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 4.14 and Section 5.07 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(n)            The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o)            The information contained in this Agreement and in the Seller Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Seller Disclosure Schedule will be deemed to be an admission by any Party to any other Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Nothing in the Seller Disclosure Schedule constitutes an admission against Seller’s interest or represents Seller’s legal position or legal rights on the matter so disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such items are or are not material or are within or outside of the Ordinary Course of Business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement or is within or outside of the Ordinary Course of Business.

(p)            The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the Execution Date or as of any other date.

(q)            The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the Execution Date, including by being (i) posted to the virtual data room managed by Cara and hosted by Box titled “Project Continuity” in connection with the Transactions prior to 12:00 p.m., Eastern Time, on the day immediately preceding the Execution Date or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database prior to 12:00 p.m., Eastern Time, on the day immediately preceding the Execution Date.